Exhibit 99.1

AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of December 16, 2010, by and among SeaChange International, Inc. (the “Company” or “SeaChange”) and the entities and natural persons listed on Exhibit A hereto (collectively, the “Ramius Group”) (each of the Company and the Ramius Group, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS:

WHEREAS, the Company and the Ramius Group have engaged in various discussions and communications concerning the Company’s business, financial performance and strategic plans;

WHEREAS, the Company and the members of the Ramius Group entered into that certain Settlement Agreement dated as of June 3, 2010 (the “2010 Settlement”) with respect to the composition of the Board, certain matters related to the 2010 Annual Meeting and certain other matters, as provided therein; and

WHEREAS the Company and the members of the Ramius Group have determined to come to an agreement with respect to the composition of the Board, certain matters related to the 2011 annual meeting of stockholders of the Company (including any adjournment or postponement thereof, the “2011 Annual Meeting”) and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.           Board Matters; Board Appointments; 2011 Annual Meeting; Committees.

(a)           Upon execution of this Agreement, the Company will take all necessary actions to (i) reconstitute the classes of the Board such that Carmine Vona shall become a Class I director with a term expiring at the Company’s 2012 annual meeting of stockholders (the “2012 Annual Meeting”), and (ii) appoint Peter A. Feld as a Class III director to fill the vacancy on the Board created by the resignation of ReiJane Huai as a director of the Company.

(b)           The Company agrees that it shall take all necessary actions to re-nominate Raghu Rau, or the Rau Replacement Director (as such term is defined in the 2010 Agreement), if applicable, for election to the Board as a Class III director at the 2011 Annual Meeting and recommend, support and solicit proxies for the election of Mr. Feld and Mr. Rau or the Rau Replacement Director, if applicable, in the same manner as for the Company’s slate of nominees who are up for election at the 2011 Annual Meeting (collectively, the “2011 Nominees”).  The 2011 Annual Meeting shall be held no later than July 22, 2011.

(c)           The Company agrees that if Mr. Feld is unable to serve as a director, resigns as a director or is removed as a director prior to the 2012 Annual Meeting, the Ramius Group shall have the ability to recommend a substitute person(s), who will qualify as “independent” pursuant to NASDAQ listing standards, to replace Mr. Feld, subject to the approval of the Company’s Corporate Governance and Nominating Committee in good faith after exercising its fiduciary duties, which approval shall not be unreasonably withheld (any such replacement nominee appointed in accordance with the provisions of this clause (c) shall be referred to as the “Feld Replacement Director”).  In the event the Corporate Governance and Nominating Committee does not accept a substitute person recommended by the Ramius Group, the Ramius Group will have the right to recommend additional substitute person(s) for consideration by the Corporate Governance and Nominating Committee. Upon the acceptance of a replacement director nominee by the Corporate Governance and Nominating Committee, the Board will appoint such replacement director to the Board no later than five (5) business days after the Corporate Governance and Nominating Committee’s recommendation of such replacement director.  Upon appointment to the Board, the Feld Replacement Director shall be appointed to the Advisory Committee (as described and defined in clause (g) below).

(d)           At the 2011 Annual Meeting, the Ramius Group agrees to appear in person or by proxy and vote all shares of common stock of the Company beneficially owned by it and its affiliates in favor of the election of the 2011 Nominees and in favor of the ratification of the Company’s independent registered public accounting firm.

(e)           Neither the Ramius Group nor any member of the Ramius Group shall (i) nominate any person for election at the 2011 Annual Meeting or (ii) submit any proposal for consideration at, or bring any other business before, the 2011 Annual Meeting, directly or indirectly.  The Ramius Group shall not publicly or privately encourage or support any other stockholder to nominate any person for election at the 2011 Annual Meeting.

(f)           The Company agrees that the size of the Board shall remain fixed at eight (8) members until the conclusion of the Company’s 2012 Annual Meeting.  The 2012 Annual Meeting shall be held no later than July 31, 2012.

(g)           Upon the execution of this Agreement, the Company agrees that the Board will immediately establish an independent committee (to be named the Independent Advisory Committee) composed of four independent directors including Peter Feld (who shall be Chair), Raghu Rau, Thomas Olson and Carmine Vona (the “Advisory Committee”).  The responsibilities of the Advisory Committee will be as set forth in the Advisory Committee’s charter, the provisions of which will be mutually agreeable to the Company and the Ramius Group (the “Charter”), provided, however, if the terms of the Charter, as mutually agreed to by the Company and the Ramius Group, are materially amended or breached without the approval of Peter Feld or the Feld Replacement Director, as applicable, then the Ramius Group’s obligations under Sections 1(d) and 1(e) of this Agreement shall terminate.

2.           Representations and Warranties of the Company.

The Company represents and warrants to the Ramius Group that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

3.           Representations and Warranties of the Ramius Group.

The Ramius Group shall cause its Affiliates to comply with the terms of this Agreement. The Ramius Group represents and warrants to the Company that (a) the authorized signatory of the Ramius Group set forth on the signature page hereto has the power and authority to execute this Agreement and to bind it thereto this Agreement, (b) this Agreement has been duly authorized, executed and delivered by the Ramius Group, and is a valid and binding obligation of the Ramius Group, enforceable against the Ramius Group in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Ramius Group as currently in effect and (d) the execution, delivery and performance of this Agreement by each member of the Ramius Group does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound.

4.           Press Release.

Promptly following the execution of this Agreement, the Company and the Ramius Group shall jointly issue a mutually agreeable press release (the “Mutual Press Release”) announcing the terms of this Agreement, in the form attached hereto as Exhibit B.  Prior to the issuance of the Mutual Press Release, neither the Company nor the Ramius Group shall issue any press release or public announcement regarding this Agreement without the prior written consent of the other party.

5.           Specific Performance.

Each of the members of the Ramius Group, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable in damages.  It is accordingly agreed that the members of the Ramius Group or any of them, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.

6.           Expenses.

The Company shall reimburse the Ramius Group for its reasonable, documented out of pocket fees and expenses (including legal expenses) incurred in connection with the matters related to the 2011 Annual Meeting and the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $5,000 in the aggregate.

7.           Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

8.            Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

SeaChange International, Inc.
50 Nagog Park
Acton, MA  01720
Attention: Chief Financial Officer
Facsimile: (978) 897-9590

With a copy to:

Choate, Hall & Stewart LLP
Two International Place
Boston, MA  02110
Attention: William B. Asher, Jr.
Facsimile: (617) 248-4000

If to the Ramius Group or any member of the Ramius Group:

Ramius Value and Opportunity Master Fund Ltd
c/o Ramius Value and Opportunity Advisors LLC
599 Lexington Avenue, 20th Floor
New York, New York 10022
Attention: Owen S. Littman
Telephone: (212) 201-4841
Facsimile: (212) 845-7986

With a copy to:

Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Attention: Steven Wolosky, Esq.
Facsimile: (212) 451-2222

9.            Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

10.           Counterparts.  This Agreement may be executed in one or more counterparts which together shall constitute a single agreement.

11.           Entire Agreement; Amendment and Waiver; Successors and Assigns.

This Agreement and the 2010 Settlement contain the entire understanding of the parties hereto with respect to its subject matter.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the parties other than those expressly set forth herein.  No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and the Ramius Group. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.  The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No party shall assign this Agreement or any rights or obligations hereunder without, with respect to any member of the Ramius Group, the prior written consent of the Company, and with respect to the Company, the prior written consent of the Ramius Group.

12.           Prior Agreements.

Each of the Parties covenants and agrees that this Agreement is not intended to amend, supersede or otherwise replace the 2010 Settlement, except as specifically set forth herein.  In the event of any conflict between the terms of this Agreement and the 2010 Settlement, the terms of this Agreement shall control.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

SEACHANGE INTERNATIONAL, INC.

By:	/s/ William C. Styslinger
Name: William C. Styslinger, III
Title: Chief Executive Officer

THE RAMIUS GROUP:

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
By:  Ramius Value and Opportunity Advisors LLC,
its investment manager

RAMIUS NAVIGATION MASTER FUND LTD
By:  Ramius Advisors, LLC,
its investment advisor

RAMIUS ENTERPRISE MASTER FUND LTD
By:  Ramius Advisors, LLC,
its investment advisor

RCG PB, LTD
By:  Ramius Advisors, LLC,
its investment advisor

COWEN OVERSEAS INVESTMENT LP
By:  Ramius Advisors, LLC,
its general partner

RAMIUS VALUE AND OPPORTUNITY ADVISORS LLC
By:  Ramius LLC,
its sole member

RAMIUS ADVISORS, LLC
By:  Ramius LLC,
its sole member

RAMIUS LLC
By:  Cowen Group, Inc.,
its sole member

COWEN GROUP, INC.

RCG HOLDINGS LLC
By:  C4S & Co., L.L.C.,
its managing member

C4S & CO., L.L.C.

By:	/s/ Own S. Littman
Name: Owen S. Littman
Title: Authorized Signatory

/s/ Owen S. Littman
OWEN S. LITTMAN
Individually and as attorney-in-fact for Jeffrey M. Solomon, Peter A. Cohen, Morgan B. Stark and Thomas W. Strauss

/s/ Peter A. Feld
PETER A. FELD

EXHIBIT A

The Ramius Group

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
RAMIUS NAVIGATION MASTER FUND LTD
RCG PB, LTD
RAMIUS ENTERPRISE MASTER FUND LTD
COWEN OVERSEAS INVESTMENT LP
RAMIUS ADVISORS, LLC
RAMIUS VALUE AND OPPORTUNITY ADVISORS LLC
RAMIUS LLC
COWEN GROUP, INC.
RCG HOLDINGS LLC
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
THOMAS W. STRAUSS
JEFFREY M. SOLOMON
PETER A. FELD

EXHIBIT B

Contact:	Jim Sheehan	Martha Schaefer
	SeaChange PR	SeaChange IR
	1-978-897-0100 x3064	1-978-897-0100 x3030
	jim.sheehan@schange.com	martha.schaefer@schange.com

SEACHANGE INTERNATIONAL APPOINTS PETER A. FELD
TO ITS BOARD OF DIRECTORS

Board Forms Independent Advisory Committee

ACTON, Mass. (Dec. xx, 2010) – SeaChange International, Inc. (NASDAQ: SEAC), the leading global multi-screen video software company, today announced the appointment of Peter A. Feld to its Board of Directors.  Mr. Feld, a Managing Director of Ramius LLC and a Portfolio Manager of the Ramius Value & Opportunity Fund (“Ramius”), replaces ReiJane Huai as a director, whose resignation was accepted by the Board and announced by SeaChange on Nov. 16.  Ramius currently owns approximately 8.4% of the outstanding shares of SeaChange.

Mr. Feld was also appointed Chairman of the newly-created Independent Advisory Committee of SeaChange’s Board (the “Committee”).  The Committee will be made up of four independent directors including Mr. Feld, Thomas Olson, Raghu Rau, and Carmine Vona.  The Committee will work with management and the Board to advise and support them in a broad range of business development and other initiatives.

Mr. Feld joins SeaChange’s Board as a Class III Director to be elected for a three-year term at the 2011 Annual Meeting.  Separately, Carmine Vona, Lead Director of SeaChange’s Board, has moved to Class I and will be elected for a three-year term at the 2012 Annual Meeting.

“SeaChange is pleased to further strengthen its Board of Directors with the appointment of Peter Feld,” said Bill Styslinger, SeaChange CEO & Chairman.  “We look forward to working with Peter, the other directors, and our employees towards a common goal of delivering best-in-class products and services to our customers and creating value for our shareholders.  We remain committed to driving improved profitability during fiscal 2012 across all of our businesses.”

“I am pleased to join the Board of SeaChange and look forward to working with my fellow directors to realize the full potential of SeaChange’s valuable businesses.  SeaChange has a leading customer base and a strong technology platform both of which are key components for the future success of the Company.  As a representative of one of the Company’s largest shareholders, I will work to ensure that the best interests of shareholders are represented on the board,” said Mr. Feld.

(more)

SeaChange BOD Welcomes Feld/Page 2

Mr. Peter A. Feld (Age 31)

Mr. Feld is a Managing Director of Ramius LLC and a Portfolio Manager of the Ramius Value & Opportunity Fund, a position he has held since November 2008.  Prior to becoming a Managing Director, Mr. Feld served as a Director at Ramius LLC from February 2007 to November 2008.  Mr. Feld joined Ramius LLC as an Associate in February 2005.  From June 2001 to July 2004, Mr. Feld was an investment banking analyst at Banc of America Securities, LLC, the investment banking arm of Bank of America Corporation, a bank and financial holding company.  Mr. Feld previously served on the Board of Directors of CPI Corp. (NYSE: CPY), a leading portrait studio operator in North America.

About SeaChange International

SeaChange International (NASDAQ: SEAC) is the global leader in multi-screen video and one of the largest software companies worldwide. The Company provides innovative, Emmy award-winning solutions and services for back office, advertising, content, in-home devices and broadcast to hundreds of media companies, including blue chip companies such as Comcast, Virgin Media, AT&T, Hutchison Whampoa, Vodacom and DISH Network. Headquartered in Acton, Massachusetts, SeaChange has product development, support and sales offices around the world. Visit www.schange.com

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